United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934
September 28, 2007
(Date of Report)
ULTRALIFE BATTERIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-20852 (Commission File Number)	16-1387013 (IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York (Address of principal executive offices)	14513 (Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On September 28, 2007, Ultralife Batteries, Inc. (the “Registrant”) completed the acquisition of all the issued and outstanding shares of common stock of Innovative Solutions Consulting, Inc., a Maryland corporation (“ISC”) from Michele A. Aloisio, Marc DeLaVergne, Thomas R. Knowlton, Kenneth J. Wood, and W. Michael Cooper (the “Sellers”). The acquisition was consummated pursuant to the terms of the stock purchase agreement, dated September 12, 2007, between the Registrant, ISC, and the Sellers (the “Stock Purchase Agreement”). Other than the Stock Purchase Agreement, there are no material relationships between the Company and ISC or the Sellers and the purchase price consideration was determined through arms-length negotiations between the parties to the Stock Purchase Agreement.
     The Registrant paid the Sellers a purchase price of $1,000,000 in cash consideration and in exchange the Registrant received all of the outstanding shares of ISC’s common stock. In addition, if certain sales milestones are met by ISC, the Registrant will pay Sellers, in up to three annual installments, an additional aggregate amount of up to $2,000,000 in cash consideration, subject to possible adjustments as set forth in the Stock Purchase Agreement.
     ISC is engaged in the business of providing engineering and technical services for communication electronic systems to government agencies. ISC specializes in the design, integration, and fielding of mobile, modular, and fixed-site communication electronic systems.
Item 9.01 Financial Statements and Exhibits.
     (a) Financial statements of business acquired.
     The financial statements required by this item are not being filed herewith. To the extent that such information is required by this item, the Registrant will file the financial statements as an amendment to this Current Report on Form 8-K no later than 71 days after the date hereof.
     (b) Pro forma financial information.
     The pro forma financial information required by this item is not being filed herewith. To the extent that such information is required by this item, the Registrant will file the pro forma financial information as an amendment to this Current Report on Form 8-K no later than 71 days after the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2007	ULTRALIFE BATTERIES, INC.
/s/Robert W. Fishback

Robert W. Fishback Vice President — Finance and Chief Financial Officer